Exhibit 99.1

CONTACT: Kenneth W. Locke, Ph.D. Chief Business Officer MediciNova, Inc. Phone: 858-373-1200 E-mail : locke@medicinova.com

FOR IMMEDIATE RELEASE

MediciNova Announces Positive Clinical Results with MN-001

in a Phase II Asthma Trial

SAN DIEGO, Calif. – December 13, 2005 – MediciNova, Inc., a specialty pharmaceutical company that is publicly traded on the Hercules Market of the Osaka Securities Exchange (Code Number: 4875), today announced positive results from its Phase II clinical trial of MN-001. MN-001 significantly improved measures of respiratory function in asthma patients compared to placebo.

MN-001, a small molecule inhibitor of inflammatory mechanisms known to be involved in asthma (e.g., phosphodiesterase IV, 5-lipoxygenase, leukotriene receptors), was evaluated in a randomized, double-blind, placebo-controlled multi-center Phase II clinical trial in patients with mild-to-moderate asthma. One hundred and forty-seven (147) patients were randomly assigned to receive placebo or MN-001 tablets in one of three oral dosing regimens (500 mg TID, 750 mg BID, 750 mg QD) for 4 weeks. The primary endpoint of the trial was achieved with a statistically significant improvement in mean FEV1 (forced expiratory volume in 1 second) after 4 weeks of treatment with 500 mg MN-001 TID compared to placebo (p<0.021; intent-to-treat, observed cases). A similar trend was observed for the 750 mg BID dose (p<0.058). Positive trends in secondary outcome measures were also observed in the 500 mg TID treatment group, including serial spirometry, morning and evening peak flow rates and PC20 values in a methacholine challenge test (common measures of respiratory function). MN-001 was well tolerated in this trial with 89% of patients completing 4 weeks of treatment. There was no apparent difference between placebo and any of the active treatment groups in adverse events leading to discontinuation or in adverse events attributable to treatment. No serious adverse events were reported in this trial.

“The results of this trial suggest that MN-001 may be an effective oral treatment for asthma that could offer a new approach to treating a complex, multi-modal disease that affects up to 300 million people worldwide”, said Richard E. Gammans, Ph.D., Chief Development Officer of MediciNova, Inc.

“We are delighted to take this important step in the validation of our business model by achieving proof-of-concept in our first clinical program,” stated Yuichi Iwaki, M.D., Ph.D., Executive Chairman and Acting CEO of MediciNova, Inc.

About MediciNova

MediciNova, Inc. is a publicly traded specialty pharmaceutical company focused on accelerating the global development and commercialization of innovative pharmaceutical products. MediciNova’s pipeline, which includes several compounds in clinical testing, targets a variety of prevalent medical conditions, including cancer, asthma, Generalized Anxiety Disorder, multiple sclerosis, interstitial cystitis, preterm labor and urinary incontinence. For more information on MediciNova, Inc., please visit www.medicinova.com.

This press release may contain “forward looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include statements regarding the initial results of clinical trials supporting efficacy of one of our product candidates as well as the potential novelty of that candidate as a treatment for disease. These statements are based on certain assumptions made by the Company’s management that are believed to be reasonable at the time. Such statements are subject to a number of risks and uncertainties, many of which are beyond the control of the Company, including the results of clinical studies and other risks and uncertainties, including those described in the Company’s filings with the Securities and Exchange Commission. These assumptions, risks and uncertainties could cause the Company’s actual results to differ materially from those implied or expressed by the forward-looking statements.

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